Exhibit 10.23

LOAN AGREEMENT

between

BRIDGER AIR TANKER 2, LLC

and

LIVE OAK BANKING COMPANY

August 10, 2020

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated August 10, 2020 (this “Agreement”), is made by and between BRIDGER AIR TANKER 2, LLC, a Montana limited liability company (the “Borrower”), and LIVE OAK BANKING COMPANY, a North Carolina banking corporation (the “Lender”).

W I T N E S S E T H :

WHEREAS, the Borrower has requested that the Lender make a bridge loan to the Borrower on the Closing Date in an aggregate amount of $19,000,000.00;

WHEREAS, the Borrower has requested that the Lender make a permanent loan to the Borrower on the Permanent Loan Closing Date in the amount of $19,000,000.00 (the proceeds of which will be used to repay the bridge loan); and

WHEREAS, subject to the terms and conditions of this Agreement, the Lender is willing to make the bridge loan and the permanent loan to the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. In addition to words and terms defined elsewhere in this Agreement, the following terms shall have the meanings provided below:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Loan Agreement, including all schedules and exhibits hereto, as the same may be amended, replaced or supplemented from time to time.

“Aircraft” means, collectively, one (1) Canadair model CL215 6B11 (series CL-215T) (formerly a model CL215 1A10) aircraft, bearing Manufacturer’s Serial No. 1082, and United States Registration No. N417BT, together with two (2) Pratt and Whitney Canada model PW123AF engines, bearing Manufacturer’s Serial Nos. PCE-AF0185 and PCE-AF0186, and propellers Make Hamilton-Sundstrand, Model 14SF-19 propellers bearing manufacturer’s serial numbers Hub Serial Number FR2020020010, Blade Serial Numbers 2020010015, 2020010016, 2020010017, and 2020010018 and Hub Serial Number 20191200010, Blade Serial Numbers 2019100010, 2019110010, 2019100012 and 2019100011.

“Aircraft Contracts” means, collectively (i) that certain master services agreement between the Borrower and Bridger Air Tanker, LLC, a Montana limited liability company and an Affiliate of the Borrower (“BAT”), as the same may be modified from time to time, relating to the use, operation and maintenance of the Aircraft, (ii) that certain Commercial Hangar Lease Agreement between the Borrower and Bridger Solutions International, LLC, a Montana limited liability company, and (iii) any other lease or other agreement between the Borrower and any other Person relating to the use, operation and maintenance of the Aircraft, whether in addition to or replacement of the Aircraft Contracts in effect in on the Closing Date, which is acceptable to the Lender in its sole discretion and approved by Lender in writing.

“Aircraft Security Agreement” means the Mortgage, Security Agreement and Assignment, dated of even date herewith, made by the Borrower for the benefit of the Lender, as amended, modified or supplemented from time to time.

“Bridge Loan” has the meaning given such term in Section 2.01 hereof.

“Bridge Loan Maturity Date” has the meaning given such term in the Bridge Loan Note.

“Bridge Loan Note” means the promissory note, dated on or about the Closing Date, made by the Borrower in favor of the Lender in the principal amount of the Bridge Loan.

“Business Day” means a day of the year on which commercial banks in the State of North Carolina are required to be open for business or are not authorized to close.

“Cash Collateral” means an amount not less than the amount set forth in the Pledge Agreement.

“Cash Collateral Account” means one or more deposit accounts in the name of the Borrower and maintained with the Lender containing the Cash Collateral and over which the Borrower shall have no control or ability to withdraw funds or make any expenditure therefrom and which shall be pledged to the Lender pursuant to the Pledge Agreement.

“Change in Law” means the adoption of any law or regulation, any change in any law or regulation or the application or requirements thereof (whether such change occurs in accordance with the terms of such law or regulation as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any law or regulation by any Governmental Authority, or compliance by the Lender or Borrower with any request or directive (whether or not having the force of law) of any Governmental Authority whether or not retroactively applied that shall make it unlawful or impossible for Lender to make or maintain any portion of the Loan. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” in all instances under this Agreement and the other Loan Documents, regardless of the date enacted, adopted or issued (even if such date is prior to the date hereof).

“Change of Control” means that (i) Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company shall cease to own or control at least a majority (or such higher percentage as is necessary to control any issues that could be submitted to a vote of the holders of Equity Interests of Bridger Aerospace Group, LLC) of the issued and outstanding voting shares of the Equity Interests of Bridger Aerospace Group, LLC and (ii) Bridger Aerospace Group, LLC shall cease to own and control 100% of the issued and outstanding voting shares of the Equity Interests of Bridger Air Tanker, LLC, or (ii) Bridger Air Tanker, LLC shall cease to own and control 100% of the issued and outstanding voting shares of the Equity Interests of Borrower.

“Closing Date” means the date on which each of the conditions set forth in Section 4.01 have been satisfied or waived by the Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Collateral” means any real and personal property of the Borrower, the Guarantor or any other Person in which the Lender is granted a Lien under any Security Document as security for all or any portion of the Obligations, including without limitation the Aircraft.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Service Coverage Ratio” means, for any period, the ratio of (a) EBITDA for such period to (b) the sum of (i) the Borrower’s interest expense plus (ii) scheduled principal payments on the Loan, in each case, for such period, all as determined in accordance with GAAP.

“Default” means any event that, with notice or lapse of time or both, would constitute an Event of Default.

“Dollars”, “dollars”, or “$” means U.S. Dollars.

“EBITDA” means, for any period, the sum of (a) Borrower’s net income for such period, plus (b) Borrower’s interest expense, income tax expense, depreciation expense and amortization expense, in each case, for such period, all as determined in accordance with GAAP.

“Environmental Laws” means any applicable current or future legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater), and includes without limitation, any analogous implementing or successor law to such legal requirements, and any amendment, rule, regulation, order, or directive issued thereunder. “Equity Interests” means shares of capital stock, partnership interests, membership or ownership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

“Event of Default” means as set forth in Section 7.01 hereof.

“FAA” means the Federal Aviation Administration of the United States Department of Transportation.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governing Documents” means, with respect to any Person other than an individual Person, such Person’s articles of incorporation, articles of organization, bylaws, operating agreement, and other documents governing the formation and operation of such Person.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means, collectively or individually as the context may require, (a) Bridger Aerospace Group, LLC, a Delaware limited liability company, (b) BAT, and (c) any other Person (other than a Borrower) who may now or hereafter guarantee, endorse or otherwise become liable for any Obligations.

“Guaranty” means, individually and collectively as the context shall require, (a) that certain Guaranty, dated the date hereof, from Guarantors to Lender, and (b) any other guaranty of all or any part of the Obligations made and delivered by any Guarantor to Lender.

“Hazardous Materials” means any substances, materials or wastes which are or become regulated as hazardous or toxic under any applicable Environmental Law, or which are classified or defined as hazardous or toxic under any Environmental Law, or which are known to cause disease or toxicity in humans, as published pursuant to applicable Environmental Laws, in such amounts or concentrations as to give rise to any investigations, or any remedial, monitoring or removal obligations required under applicable Environmental Laws or regulations.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all liabilities, obligations and other indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not such indebtedness secured thereby has been assumed, (g) all guaranties by and contingent liabilities of such Person with respect to indebtedness of others, and (h) all capital lease obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s Equity Interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“IDERA” means the Irrevocable De-Registration and Export Request Authorization, dated of even date herewith, made by the Borrower for the benefit of the Lender.

“International Registry” means the International Registry of Mobile Assets established and operating under the Cape Town Convention and the Aircraft Protocol (adopted November 16, 2001, as amended).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, option or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means, individually or collectively as the context may require, the Bridge Loan or the Permanent Loan made by Lender to Borrower in accordance with this Agreement, as evidenced by the Note.

“Loan Documents” means and includes, as the context requires, this Agreement, the Note, the Security Documents, the Guaranty, each Subordination, the USDA Guaranty, the Site Landlord Agreement, the Registration Power of Attorney, the IDERA, the Reaffirmation and all other instruments, agreements, documents and writings contemplated hereby or thereby or executed in connection herewith or therewith.

“Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or any Guarantor (on a consolidated basis with such Person’s subsidiaries), (ii) a material impairment of the rights and remedies of the Lender under any Loan Documents, or of the ability of the Borrower or any Guarantor to perform its obligations under any Loan Document, or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Documents or upon the Collateral.

“Note” means (i) prior to the Permanent Loan Closing Date, the Bridge Loan Note and (ii) from and after the Permanent Loan Closing Date, the Permanent Loan Note.

“Obligations” means (i) all Indebtedness, liabilities, obligations and other amounts owing by the Borrower to the Lender pursuant to the terms of this Agreement or any other Loan Document, including without limitation the Loan, all principal and interest payments due thereunder, and all fees, expenses, indemnification and reimbursement payments due thereunder, (ii) all obligations under or in connection with any deposit account, lockbox, overdraft protection, automated clearing house service, corporate, purchasing, merchant and other multi-card services, or other cash management service or product provided to Borrower in connection with the Loan; (iii) all fees, costs and expenses arising hereunder or under another Loan Document including, without limitation, to the extent permitted by law, reasonable attorneys’ fees and legal expenses incurred by the Lender in the collection of any of the Indebtedness referred to in clauses (i) and (ii) above in amounts due and owing to the Lender under this Agreement or another Loan Document; and (iv) any advances made by the Lender for the inspection, repossession, maintenance, preservation, protection, storage, disposal or enforcement of, or realization upon, any property or assets now or hereafter made subject to a Lien granted pursuant to this Agreement, the other Loan Documents or pursuant to any agreement, instrument or promissory note relating to any of the Obligations, including, without limitation, advances for taxes, insurance, repairs and the like, and fees, costs and expenses which the Lender pays or incurs in discharge of obligations of the Borrower, in each case whether or not now due or hereafter becoming due, direct or indirect, and whether from time to time reduced or entirely extinguished and thereafter reincurred, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part.

“Origination Fee” means a non-refundable, fully-earned origination fee with respect to the Bridge Loan in the amount of (a) $47,500.00, less (b) such portion of the commitment fee previously paid by the Borrower to the Lender with respect to the Bridge Loan, if any.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Public Law 107-25 (October 26, 2001), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permanent Loan” has the meaning given such term in Section 2.03(a) hereof.

“Permanent Loan Closing Date” means the date on which all requirements set forth in Section 4.02 herein have been satisfied in accordance therewith.

“Permanent Loan Commitment” means the obligation of the Lender, on the Permanent Loan Closing Date, to make a term loan to the Borrower in the principal amount of $19,000,000.00.

“Permanent Loan Note” means the promissory note, dated on or about the Permanent Loan Closing Date, made by the Borrower in favor of the Lender in the principal amount of the Permanent Loan.

“Permanent Loan Origination Fee” means a non-refundable, fully-earned origination fee with respect to the Permanent Loan in the amount of (a) $142,500.00, less (b) such portion of the commitment fee previously paid by the Borrower to the Lender with respect to the Permanent Loan, if any.

“Person” means an individual, partnership, corporation (including a business trust), nonprofit corporation, limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Pledge Agreement” means the Pledge Agreement, dated of even date herewith, made by the Borrower for the benefit of the Lender, as amended, modified or supplemented from time to time.

“Reaffirmation” means a reaffirmation and confirmation by the Borrower and each Guarantor that (a) each Loan Document executed and delivered by such Person on the Closing Date and all of the terms, conditions and covenants set forth therein remain unaltered and in full force and effect with respect to the Obligations (including without limitation any and all Obligation arising out of the Permanent Loan), and (b) its obligations and agreements thereunder remain in full force and effect in accordance with the terms of such Loan Documents and that they shall be unimpaired by the making of the Permanent Loan of the Borrower’s execution and delivery of the Permanent Loan Note to the Lender, subject in each case to the release specifically set forth in the Pledge Agreement.

“Registration Power of Attorney” means the Irrevocable Power of Attorney In Fact (Aircraft Registration), dated of even date herewith, executed by the Borrower for the benefit of the Lender.

“Security Agreement” means that certain Security Agreement, dated of even date herewith, made by the Borrower for the benefit of the Lender, as amended, modified or supplemented from time to time.

“Security Documents” means the Aircraft Security Agreement, the Security Agreement, the Pledge Agreement and each other security agreement, mortgage, pledge, or other instrument or document executed and delivered by the Borrower or any other Person to secure any of the Obligations.

“Service Contracts” means, individually or collectively as the context may require, each revenue-producing contract, license, agreement and other instrument that relates to the use and operation of the Aircraft subject to the terms of any Aircraft Contracts (as the case may be), as the same may be amended, restated, replaced, renewed, supplemented, substituted for or otherwise modified from time to time.

“Site Landlord Agreement” means the Landlord’s Waiver Agreement, dated on or prior to the Closing Date, made by Bridger Solutions International, LLC in favor of the Lender with regard to the Aircraft.

“Subordination” means (i) that certain Acknowledgement of Rights by Party to Aircraft Contract, made by BAT as of the Closing Date in favor of the Lender, and (ii) each other subordination agreement subordinating the interest of any Person under an Aircraft Contract to the Loan Documents.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of North Carolina; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Liens in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than North Carolina, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USDA” shall mean the United States Department of Agriculture, Office of Rural Development, or any successor agency thereto, whether acting through a local, state, federal, or other office.

“USDA Guaranty” means, collectively, each Loan Note Guarantee issued by the USDA with respect to the Loan on or about the Permanent Loan Closing Date.

“Waivers” means, collectively, any and all Warehouseman’s Waivers, Landlord’s Waivers, Mortgagee’s Waivers and Agreements and Processing Facility Waivers, executed and delivered in connection with this Agreement, in form and substance satisfactory to the Lender, as amended, modified or supplemented from time to time.

“Warranties” means all equipment warranties, warranties of workmanship, and other warranties or guaranties (including product and performance warranties or guaranties) related to the Aircraft and all equipment relating thereto.

1.02 Interpretation.

(a) References to any Loan Document or other document or agreement herein shall be construed to mean such Loan Document or other document, as it may be amended, replaced, restated, supplemented, renewed, extended or otherwise modified from time to time.

(b) Unless otherwise expressly stated, references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to, and any reference to a Person includes its successors and permitted assigns, or if a natural Person, his or her heirs, executors, agents, guardians and other personal representatives.

(c) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “or” shall be deemed to include “and/or”, and the words “include”, “includes” and “including” shall be deemed to be followed by the phase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.

(d) The words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof. All references to Articles, Sections, exhibits and schedules shall be construed to refer to Articles, Sections, exhibits and schedules to this Agreement unless otherwise indicated. All references to a specific time shall be construed to refer to the time in the city and state of the Lender’s principal office, unless otherwise indicated.

(e) All accounting terms not specifically defined herein shall be construed as having the respective meanings customary under GAAP consistently applied from and after the Closing Date, and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time, applied on a consistent basis (except for such changes approved or required by Borrower’s independent public accountants) with the most recent financial statements of the Borrower delivered to the Lender.

ARTICLE II

AMOUNT AND TERM OF LOAN

2.01 Bridge Loan. Subject to and upon the terms and conditions herein set forth, Lender agrees to make, and Borrower agrees to accept, a bridge loan (the “Bridge Loan”) in the form of a single advance to the Borrower on the Closing Date in the original principal amount of $19,000,000.00. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 4.01 shall be deemed to constitute the Borrower’s request to receive the advance and to borrow the proceeds of the Bridge Loan on the Closing Date.

2.02 Bridge Loan Payments. Payments of principal and interest on the Bridge Loan shall be due and payable in accordance with the Bridge Loan Note, which shall set forth the interest rate, repayment and other provisions, the terms of which are hereby incorporated into this Agreement by reference.

2.03 Permanent Loan Commitment.

(a) Subject to and upon the terms and conditions herein set forth, Lender agrees to make, and Borrower agrees to accept, a term loan in the form of a single advance to the Borrower on the Permanent Loan Closing Date in an amount equal to the Permanent Loan Commitment. The execution and delivery of the Permanent Loan Note on the Permanent Loan Closing Date by the Borrower and the satisfaction of all conditions precedent set forth in Section 4.02 shall be deemed to constitute the Borrower’s request to receive such advance and to borrow the proceeds of the Permanent Loan on the Permanent Loan Closing Date.

(b) Notwithstanding anything herein to the contrary, if the Permanent Loan Closing Date shall have not occurred by the Bridge Loan Maturity Date, among other things the Permanent Loan Commitment shall terminate on such date and the Lender shall no longer be obligated to make the Permanent Loan.

2.04 Permanent Loan Payments. Payments of principal and interest on the amounts outstanding under the Permanent Loan shall be due and payable in accordance with the Permanent Loan Note, which shall set forth the interest rate, repayment and other provisions, the terms of which are hereby incorporated into this Agreement by reference.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to Lender as of the date hereof, as of the Closing Date and as of the Permanent Loan Closing Date as follows:

3.01 Existence, Power and Authority, Etc.. The Borrower and each Guarantor is duly organized, validly existing and in good standing under the laws of the State of its incorporation, organization or formation and has the power and authority (i) to execute, deliver and perform its obligations under the Loan Documents to which it is a party, (ii) to own and operate its assets, and (iii) to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing. The Borrower and each Guarantor is duly authorized to execute and deliver the Loan Documents, to which it is a party, all necessary action to authorize the execution and delivery of the Loan Documents to which it is a party has been properly taken, and the Borrower and each Guarantor is and will continue to be duly authorized to borrow (as applicable) under this Agreement and to perform all of the other terms and provisions of the Loan Documents. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney relating to, Equity Interests of Borrower.

3.02 Binding Obligations. The Loan Documents, when executed and delivered by the Borrower and the Guarantor, will constitute the legal, valid and binding obligations of the Borrower and the Guarantor enforceable in accordance with their terms.

3.03 No Defaults or Violations. There does not exist any Event of Default under this Agreement or any default or violation, in each case beyond any applicable notice and cure period, by the Borrower or any Guarantor of or under any of the terms, conditions or obligations of: (a) its organizational documents; or (b) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound. The consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default or result in the creation or imposition of any Lien upon any property (owned or leased) of any of the Borrower or the Guarantor (other than the Liens created by the Security Documents).

3.04 Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is or will be necessary or advisable in connection with the execution and delivery of this Agreement or the other Loan Documents, the consummation of the transactions contemplated herein or therein, or the performance of or compliance with the terms and conditions hereof or thereof, except as contemplated by the terms of the Loan Documents.

3.05 Financial Statements; No Material Adverse Change.

(a) The Borrower has delivered or caused to be delivered to the Lender the most recent financial statements of the Borrower and each Guarantor. The financial statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of such Person’s operations for the period specified therein. The financial statements have been prepared in accordance with GAAP consistently applied from period to period subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Lender in its reasonable discretion.

(b) Since the date of the financial statements, none of the Borrower or the Guarantor has suffered any damage, destruction, loss or other event or condition, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

3.06 Laws and Taxes. Each of the Borrower and the Guarantor is in material compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon such Person by any law or by any Governmental Authority. Each of the Borrower and the Guarantor has filed all required tax returns and reports that are now required to be filed by such Person in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon such Person or its assets, including unemployment, social security, and real estate taxes. Each of the Borrower and the Guarantor has paid all taxes which are now due and payable. No taxing authority has asserted or assessed any additional tax liabilities against any of the Borrower or the Guarantor which are outstanding on this date that would, if made, have a Material Adverse Effect, and except for filings for extension of federal and state income tax returns, none of the Borrower or the Guarantor has filed for any extension of time for the payment of any tax or the filing of any tax return or report.

3.07 Litigation; Judgments. There are no suits or proceedings pending or threatened against or affecting Borrower or Guarantor, and no proceedings before any Governmental Authority or other Person, including, without limitation, the USDA, are pending or threatened against Borrower or Guarantor, in each case, which has resulted or could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any Guarantor nor any of its assets is subject to any unpaid judgment (whether or not stayed) or any judgment Lien.

3.08 Title to Assets. The Borrower and each other Person granting a Lien in any of its assets to secure any Obligations has good and marketable title to the Collateral and all other assets owned by it, free and clear of all Liens, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by the Borrower or such other Person in the ordinary course of business and (iii) Liens permitted under Section 6.01 hereof.

3.09 ERISA.

(a) As of the Closing Date, the Borrower is not and will not be (i) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Code, (iii) an entity deemed to hold “plan assets” (within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA) of any plans or accounts referenced in clause (i) or (ii), or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA.

(b) Each Plan is in material compliance with the applicable provisions of ERISA, the Code and other federal or state law. To the best knowledge of the Borrower or the Guarantor, each Plan has received a favorable determination letter from the IRS, or can rely on an advisory or opinion letter from the IRS, and no circumstances exist that could materially adversely affect the tax-qualified status of any such Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower and each Guarantor has fulfilled its obligations, if any, under the minimum funding standards under Sections 412 and 430 of the Code and Section 302 of ERISA with respect to each Plan subject to such minimum funding standards and has not incurred any material liability with respect to any Plan under Title IV of

ERISA.

(c) To the best knowledge of the Borrower or the Guarantor, with respect to any Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA), there are no claims (other than routine claims for benefits), lawsuits or actions (including by any Governmental Authority), and there has been no nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) or violation of the applicable fiduciary responsibility rules under ERISA that could reasonably be expected to subject the Lender, on account of the Loan or execution of the Loan documents hereunder, to any tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA.

(d) With respect to any Plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) that is subject to Title IV of ERISA: (i) to the best knowledge of the Borrower or the Guarantor, no event described in Section 4043(c) of ERISA, other than an event (excluding an event described in Section 4043(c)(1) relating to tax disqualification) with respect to which the thirty (30) day notice requirement has been waived (“Reportable Event”), has occurred for which the PBGC requires 30-day notice; (ii) no action has been taken by the Borrower, any Guarantor or any ERISA Affiliate to terminate any such Plan and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA; and

(iii) to the best knowledge of the Borrower or the Guarantor, no termination proceeding has been commenced by the PBGC with respect to such Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

3.10 Environmental Matters. The Borrower and each Guarantor is in compliance, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower or any Guarantor owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of Hazardous Materials, accepts or has accepted for transport any Hazardous Materials or holds or has held any interest in real property or otherwise. Neither Borrower nor any Guarantor has generated, stored or disposed of any Hazardous Materials on any portion of such property, or transferred any Hazardous Materials from such property to any other location in violation of any applicable Environmental Laws. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower’s and any Guarantor’s knowledge, threatened against the Borrower or any Guarantor, or any real property which the Borrower or any Guarantor holds. No release, threatened release or disposal of Hazardous Materials is occurring in violation of any Environmental Law, or to the best of the Borrower’s and any Guarantor’s knowledge has occurred, on, under or to any real property in which the Collateral is located in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a Governmental Authority or other Person.

3.11 Business; Licenses; Intellectual Property. Neither Borrower nor Guarantor is a party to or subject to any agreement or restriction that could reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and the Guarantor has obtained any and all licenses (including licenses with respect to the Aircraft required by the FAA and other governmental requirements), certificates (other than the Certificate of Airworthiness for the

Aircraft issued by the FAA), permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its assets and properties which Borrower deems reasonably necessary for the conduct of its business. Each of Borrower and Guarantor possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other Person. All of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others.

3.12 Registered Owner; U.S. Citizenship. The Borrower is the registered owner of the Aircraft pursuant to proper registration under Title 49, Subtitle VII of the United States Code, as amended. The Borrower is a citizen of the United States (as defined in 49 U.S.C. Section 40102(a)(15)) and is eligible to register the aircraft with the FAA pursuant to Part 47 of the Federal Aviation Regulations. The Aircraft is registered with the International Registry, but not otherwise registered under the laws of any foreign country.

3.13 Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s and each Guarantor’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower and each Guarantor will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) none of the Borrower or any Guarantor will have unreasonably small capital for the business in which it is engaged.

3.14 Subsidiaries and Partnerships. The Borrower does not have any subsidiaries or is a party to any partnership agreement or joint venture agreement.

3.15 Margin Stock; Governmental Regulation. The Borrower will not borrow under this Agreement for the purpose of buying or carrying any “margin stock”, as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time. Neither the Borrower nor any Guarantor owns any “margin stock”. Neither the Borrower nor any Guarantor is engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock”. Neither the Borrower nor any Guarantor is subject to regulation, the Federal Power Act, the Investment Company Act of 1940, or any other federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

3.16 Disclosure. The Borrower and each Guarantor have disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its subsidiaries is subject, and all other matters known to it, that in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information prepared and furnished (whether in writing or orally) by or on behalf of the Borrower or any Guarantor to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower and each Guarantor represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE IV

CONDITIONS FOR DISBURSEMENTS

4.01 Conditions for Closing. The Lender shall not be obligated to disburse the Bridge Loan until the Borrower shall have fulfilled and/or furnished to the Lender, at the Borrower’s own cost and expense, the following conditions (unless waived in writing by Lender):

(a) The Loan Documents duly executed by the Borrower and each Guarantor (as applicable) along with evidence that all financing statements and other filings contemplated thereby have been made and the Security Documents to be placed of record or filed shall have been duly executed and recorded and filed in all appropriate offices and shall constitute a first and prior Lien on the Collateral, subject only to those matters set forth in Section 6.01 of this Agreement and all taxes, fees and charges in connection therewith shall have been paid.

(b) Evidence, in form and substance satisfactory to the Lender, that the Aircraft, business and all assets of the Borrower are adequately insured as required by Section 5.04.

(c) Payment of the Origination Fee and all reimbursable costs and expenses pursuant to the Loan Documents, together with evidence of payment to other parties of all fees and costs which Borrower is required under the Loan Documents to pay by the Closing Date.

(d) Lien searches (including Uniform Commercial Code, judgments, bankruptcy and taxes) with respect to the Borrower and each Guarantor (at the state and county level) from the jurisdiction of its organization and each other jurisdiction in which it maintains an office, including the home airport of the Aircraft, (i) showing no existing Liens on the Collateral pledged by such Persons except as permitted hereunder or (ii) accompanied by necessary termination statements, release statements and any other types of release in connection with any impermissible Liens disclosed by such searches that have been filed or for which satisfactory arrangements have been made for such filing on the Closing Date.

(e) With respect to the Aircraft, (i) an FAA and International Registry lien and title search acceptable to the Lender, (ii) a copy of Aircraft Registration Certificate, (iii) lien and title searches of the applicable Canadian government authorities, including without limitation under the Personal Property Security Act, in form acceptable to the Lender, (iv) evidence that the Borrower has become a Transaction User Entity (as defined in the International Registry) and appointed an administrator and a professional registry user entity, in form and substance satisfactory to the Lender, (v) reasonable evidence that the Aircraft is eligible for prompt issuance of a U.S. Certificate of Airworthiness following the Aircraft’s transfer of title to Borrower, (vi) Completed Customs and Border Protection Forms 7501 and 3461 evidencing importation into the U.S., and (vii) a copy of the airframe, engine, and avionics maintenance programs.

(f) Copies of all of the Aircraft Contracts in effect as of the Closing Date, in form and substance reasonably acceptable to the Lender.

(g) A copy of the Borrower’s and each Guarantor’s organizational documents, in form and substance satisfactory to the Lender.

(h) A certificate of existence, authorization, good standing certificate, or its equivalent of each of the Borrower and the Guarantor from the Secretary of State of such Person’s jurisdiction of incorporation/formation/organization and the Secretary of State of each other jurisdiction in which such Person is qualified to do business as a foreign corporation/company/partnership, if any.

(i) A certificate in form and substance satisfactory to Lender from the Borrower and each Guarantor, dated the Closing Date and signed on behalf of such Person by an authorized member/manager/officer of such Person certifying as to (i) true copies of the organizational documents of such Person and any amendments thereto, (ii) the resolutions of the directors/managers and/or shareholders/members (as the case may be) of such Person authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party and (iii) the names, true signatures and incumbency of the members/managers/officers of such Person authorized to execute and deliver the Loan Documents to which it is a party. The Lender may conclusively rely on such certification unless and until a later certificate revising the prior certificate has been furnished to the Lender.

(j) A certification regarding the beneficial ownership of the Borrower, as required by the Bank Secrecy Act (31 C.F.R. §1010.230 et. seq.), as amended from time to time, the regulations promulgated thereunder, and any successor statute, in form and substance satisfactory to the Lender.

(k) Evidence, in form and substance acceptable to the Lender, that the Borrower has a tangible balance sheet equity of at least twenty percent (20%) on the Closing Date.

(l) An opinion of counsel on behalf of the Borrower and the Guarantor, dated the Closing Date, in form and substance satisfactory to the Lender in absolute discretion.

(m) An opinion of special FAA counsel, including an International Registry Priority Search Certificate, each dated the Closing Date, in form and substance satisfactory to the Lender in absolute discretion.

(n) Listing of furniture, fixtures and equipment owned by the Borrower or a certification that the Borrower does not own any, satisfactory in form and content to the Lender, indicating that the estimated value of such furniture, fixtures and equipment.

(o) An inventory of all Warranties (including copies all documentation with respect thereto) relating to the Aircraft.

(p) The Borrower shall have executed and delivered all forms, documentation and information necessary for the establishment of the Cash Collateral Account at Lender, and shall have funded the Cash Collateral into the Cash Collateral Account (either prior to the Closing Date or contemporaneously therewith).

(q) Such other instruments, documents, certificates, assurances and opinions as may be set forth in the preliminary closing checklist delivered to the Borrower in connection with this Agreement or as the Lender shall reasonably require to evidence and secure the Loan, to comply with the provisions hereof and the requirements of regulatory authorities to which the Lender is subject, all of which, including those referred to above in this Section 4.01 shall be satisfactory in form, content and substance to the Lender.

4.02 Conditions Precedent to the Funding of the Permanent Loan and the Permanent Loan Closing Date. The Lender shall not be obligated to make the Permanent Loan on the Permanent Loan Closing Date until the Borrower shall have fulfilled and/or furnished to the Lender, at the Borrower’s own cost and expense, the following conditions (unless waived in writing by Lender):

(a) On the date of the making of the Permanent Loan, no Default or Event of Default shall have occurred and be continuing.

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects on the date of the making of the Permanent Loan and immediately after giving effect thereto.

(c) The Permanent Loan Note, the Reaffirmation and such other Loan Documents (if any) as the Lender shall reasonably require, duly executed by each Person that is a party thereto.

(d) Payment of the Permanent Loan Origination Fee and all reimbursable costs and expenses pursuant to the Loan Documents, together with evidence of payment to other parties of all fees and costs which Borrower is required under the Loan Documents to pay by the Permanent Loan Closing Date.

(e) Lien searches (including Uniform Commercial Code, judgments, bankruptcy and taxes) with respect to the Borrower and each Guarantor (at the state and county level) from the jurisdiction of its organization and each other jurisdiction in which it maintains an office, including the home airport of the Aircraft, showing no existing Liens on the Collateral pledged by such Persons except as permitted hereunder.

(f) A certificate of existence, authorization, good standing certificate, or its equivalent of each of the Borrower and the Guarantor from the Secretary of State of such Person’s jurisdiction of incorporation/formation/organization and the Secretary of State of each other jurisdiction in which such Person is qualified to do business as a foreign corporation/company/partnership, if any.

(g) A certificate in form and substance satisfactory to Lender from the Borrower and each Guarantor, dated the Permanent Loan Closing Date and signed on behalf of such Person by an authorized member/manager/officer of such Person certifying as to (i) true copies of the Governing Documents of such party and any amendments thereto or confirming that there have been no amendments to the Governing Documents delivered to the Lender on the Closing Date pursuant to Section 4.01(i), (ii) confirmation that the resolutions of the directors/managers and/or shareholders/members (as the case may be) of such Person authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party on the Closing Date pursuant to Section 4.01(i) remain in full force and effect and (iii) the names, true signatures and incumbency of the members/managers/officers of such Person authorized to execute and deliver the Loan Documents to which it is a party. The Lender may conclusively rely on such certification unless and until a later certificate revising the prior certificate has been furnished to the Lender.

(h) An opinion of counsel on behalf of the Borrower and the Guarantor, dated the Closing Date, in form and substance satisfactory to the Lender in absolute discretion.

(i) An opinion of special FAA counsel, including an International Registry Priority Search Certificate, each dated the Closing Date, in form and substance satisfactory to the Lender in absolute discretion.

(j) All required consents and approvals for the Borrower’s execution and delivery of the Permanent Loan Note and the performance of its obligations thereunder shall have been obtained and delivered to Lender.

(k) The USDA Guaranty issued in final form, and Borrower shall have provided all materials and documentation necessary or reasonably required by USDA for issuance of each final USDA Guaranty and such other documentation, information and other items required by the USDA or requested by Lender in connection therewith and paid all fees associated therewith, which fees may be paid from the advance of Permanent Loan proceeds on the Permanent Loan Closing Date.

(l) Such other instruments, documents, certificates, assurances and opinions as may be set forth in the preliminary closing checklist delivered to the Borrower in connection with this Agreement or as the Lender shall reasonably require to evidence and secure the Loan, to comply with the provisions hereof and the requirements of regulatory authorities to which the Lender is subject, all of which, including those referred to above in this Section 4.02 shall be satisfactory in form, content and substance to the Lender.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as the principal of or interest on any Loan remains unpaid or any other Obligation under the Loan Documents is outstanding:

5.01 Reporting Requirements. The Borrower shall deliver or shall cause to be delivered the following documents to the Lender in such detail as reasonably requested by the Lender:

(a) Annual Financial Statements. As soon as practicable, and in any event by April 1 of each year beginning in 2021, the audited consolidated and unaudited consolidating, balance sheet and related statements of operations and cash flows for the Borrower and each Guarantor, as of the end of and for the preceding fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, in each case, reported on by independent public accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of such Person in accordance with GAAP.

(b) Interim Financial Statements. As soon as practicable, and in any event within 60 days after the end of each fiscal quarter of each fiscal year, (i) the Borrower’s individual; (ii) each Guarantor’s consolidated unaudited balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, certified by one of the financial officers of such Person as presenting fairly in all material respects the financial condition and results of operations of such Person in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and (iii) a budget-to-actual status report stating revenue compared to estimates as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year.

(c) Quarterly Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b) hereof, the Borrower shall also deliver a certificate signed by an authorized officer of the Borrower as to its compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take.

(d) Auditor’s Management Letters. Promptly upon receipt thereof, copies of each report submitted to Borrower by independent public accountants in connection with any annual, interim or special audit made by them of the books of Borrower including, without limitation, each report submitted to Borrower concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Borrower.

(e) Flight Logs and Maintenance Records. As soon as practicable and in any event within 30 days after the end of each fiscal quarter, the Borrower shall provide to Lender copies of all flight logs and maintenance records for the Aircraft.

(f) List of Aircraft Contracts and Service Contracts. As soon as practicable, and in any event within 30 days after the end of each fiscal quarter of each fiscal year, the Borrower shall provide to Lender (i) a detailed listing of all Aircraft Contracts in effect, and (ii) a detailed contracts in progress report of the Service Contracts, containing such information as reasonably requested by the Lender, including, without limitation, a description of the Service Contract identifying the stand-by revenue amount, the contract value, billings to date, the unfunded amounts remaining, and confirmation of compliance with Section 5.14 below.

(g) Further Information. The Borrower will promptly, and in any event within 10 days following the request therefor, furnish to the Lender such other financial information, and in such form, as the Lender or the USDA may reasonably request from time to time.

5.02 Access to Business Information. The Borrower and the Guarantor shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with GAAP, and the Borrower shall maintain proper logs, books, manuals and records with respect to the Aircraft in compliance with applicable laws and regulations and each of the Borrower and each Guarantor gives representatives of the Lender and the USDA access thereto at all reasonable times during normal business hours as may be reasonably desired, upon reasonable advance notice to the Borrower, including permission to: (a) examine, copy and make abstracts from any such books and records and such other information which might be helpful to Lender or the USDA in evaluating the status of the Obligations as it may reasonably request from time to time, and (b) after coordinating with an authorized officer of the Borrower or Guarantor, communicate directly with any of the Borrower’s or the Guarantor’s directors, officers and independent public accounts with respect to the affairs, finances and accounts of the Borrower or Guarantor.

5.03 Maintenance of Existence, Operation and Assets. Each of the Borrower and the Guarantor shall do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all authorizations, rights, trade names, patents, trademarks, permits, licenses and franchises necessary to enable it to continue its business as currently conducted, including the Aircraft’s registration with the FAA and the Certificate of Airworthiness (or its equivalent) with respect to the Aircraft, as determined and provided by the FAA; (ii) continue its business in the same manner in which it is currently conducted; (iii) keep its assets in good working order, operating condition and repair, including, without limitation in compliance with the maintenance procedures prescribed by or recommended by and sufficient to the in effect the Warranties relating to the Aircraft; and (iv) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto. Without limiting the generality of the foregoing, the Borrower and the Guarantor shall obtain and maintain any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its assets and properties and the advantageous conduct of its business and as may be required from time to time by applicable law.

5.04 Insurance. At its own cost, each of the Borrower and each Guarantor shall obtain and maintain insurance against (a) loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as such Person, including hull aircraft insurance on the Aircraft, and, in any event, sufficient to fully protect Lender’s interest in the Collateral, and (b) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as the Borrower or any Guarantor. All such policies shall (i) be issued by financially sound and reputable insurers, (ii) with respect to the Borrower, name the Lender as an additional insured and, where applicable, as loss payee under a Lender loss payable endorsement satisfactory to the Lender, and (iii) shall provide for thirty (30) days written notice to the Lender before such policy is altered or canceled. All of the insurance policies required hereby shall be evidenced by one or more Certificates of Insurance delivered to the Lender by the Borrower on the Closing Date and at such other times as the Lender may request from time to time. The Borrower shall also obtain and maintain such insurance as shall be required by the Aircraft Security Agreement with respect to the Aircraft.

5.05 Use of Proceeds. The proceeds of the Bridge Loan will be used only to finance the purchase of the Aircraft together with other soft and closing costs as approved by the Lender. The proceeds of the Permanent Loan Commitment will be used solely for the repayment of the Bridge Loan and the payment of all other outstanding financing, soft and closing costs as approved by the Lender. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

5.06 Payment of Taxes and Other Charges. Borrower and Guarantor shall pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a Lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Lender is notified in advance of such contest and if Borrower or Guarantor as applicable establishes an adequate reserve or other appropriate provision required by GAAP and deposits with Lender cash or bond in an amount acceptable to Lender.

5.07 Compliance with Laws. The Borrower and the Guarantor shall comply with all federal, state and local laws, regulations and orders applicable to such Person or its assets including but not limited to all Environmental Laws and those environmental requirements and regulations imposed by the USDA, in all respects material to such Person’s business, assets or prospects and shall immediately notify the Lender of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by the Borrower or the Guarantor regarding to any environmental or safety and health rule, regulation, statute, ordinance or law.

5.08 Aircraft Contracts. Throughout the term of this Agreement, the Borrower shall promptly provide to the Lender within thirty (30) days after written request (i) true and correct copies of all Aircraft Contracts and, if any, guarantees thereof; (ii) the Borrower’s standard form of Aircraft Contract; (iii) estoppel certificates and subordination agreements, in form and content substantially similar to the Subordination dated as of the Closing Date, from such Person(s) that are a party to such Aircraft Contract as the Lender requires; (iv) evidence satisfactory to the Lender of the Borrower’s compliance with the Aircraft Contracts; and (v) evidence satisfactory to the Lender that the payments under the Aircraft Contracts are, in the aggregate, sufficient to make the Scheduled Principal and Interest Payments (as such term is defined in the Permanent Loan Note).

5.09 USDA Guaranty. The Borrower shall promptly (a) other than the annual USDA servicing/renewal fee that will be paid by the Lender, to the extent not otherwise paid, upon receipt of an invoice therefor from Lender, pay any and all guaranty and other fees required under the USDA Guaranty as and when due, whether directly to the USDA or to Lender as reimbursement for such fees already paid or to be paid, as may be directed by Lender and (b) deliver to Lender and/or the USDA, as applicable, any and all requested information and materials in connection with the USDA Guaranty. Without limiting the generality of the foregoing clause (b), Borrower shall promptly from and after the Closing Date diligently pursue in cooperation with the Lender, and provide all necessary deliverables for, the satisfaction of all requirements to the issuance of a USDA conditional commitment for the USDA Guaranty, prior to the Bridge Loan Maturity Date (which shall be satisfactory to Lender), including but not limited to the completion of an environmental assessment.

5.10 Financial Covenants. The Borrower shall comply with the following financial covenants:

(a) Maximum Debt to Worth Ratio. Borrower’s debt-to-worth ratio, as determined by Lender, shall not at any time exceed 5.00 to 1.00. The Borrower’s compliance with this Section 5.10(a) shall not be deemed to waive any restriction on or constitute a consent to the incurrence of any Indebtedness not expressly permitted by Section 6.02.

(b) Minimum Debt Service Coverage Ratio. Borrower will maintain as of the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2020), for the twelve-month period then ending, a Debt Service Coverage Ratio of not less than 1.25 to 1.0.

5.11 Notices. In addition to any notice requirements set forth elsewhere in the Loan Documents, Borrower shall deliver immediate written notice to the Lender of any of the following known to the Borrower: (i) any Event of Default or Default, (ii) any material litigation filed by or against the Borrower or the Guarantor, (iii) any event which might result in a Material Adverse Effect, (iv) any damage or loss to the Collateral in excess of $100,000, (v) any notices or other correspondence received by Borrower or Guarantor from any Governmental Authority that might result in a Material Adverse Effect, including without limitation the USDA alleging a violation of any applicable laws, along with, if applicable, such Person’s proposed corrective action as to any noted violation, and (vi) any event causing a material impairment, loss or decline in the condition or value of the Aircraft (whether or not covered by insurance), including any expiration, lapse, loss or failure to renew the Aircraft’s Certificate of Airworthiness by the FAA or any termination of a Service Contract that would adversely affect the Borrower’s compliance with Section 5.14 below.

5.12 ERISA.

(a) Promptly during each year, the Borrower and any Guarantor shall (i) pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; (ii) file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and (iii) notify the Lender within ten (10) days of the occurrence of any “Reportable Event” (as defined in ERISA) that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.

(b) With respect to a Plan subject to Title IV of ERISA, the Borrower shall promptly notify the Lender in writing of: (i) the occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30-day notice; (ii) any action by the Borrower, the Guarantor or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA; or (iii) the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

5.13 Maintenance and Operation of the Aircraft; Compliance with Warranties. At all times, the Borrower shall, or shall cause the Guarantor to, at either such Person’s own cost and expense, maintain the Aircraft in good order and repair (ordinary wear and tear excepted) and in airworthy condition in accordance with the terms of the Security Documents, all applicable FAA regulations and requirements, including, without limitation, the Federal Aviation Regulations Parts 91, 135, or 137, as applicable, and each manufacturer’s manual, instructions for continued airworthiness and service bulletins (mandatory and non-mandatory) which relate to airworthiness. At all times, the Borrower shall, or shall cause the Guarantor to, at either such Person’s own cost and expense, cause to be performed all required inspections, maintenance, modifications and repairs of the Aircraft, which shall be performed by FAA-authorized personnel in compliance with FAA rules and regulations and the Security Documents. At all times, Borrower shall cause the Aircraft to be operated in accordance with all applicable FAA regulations and guidance and other governmental requirements. Borrower shall remain, and shall cause each Affiliate and operator of the Aircraft to remain, in compliance with each Warranty and shall provide all such reports and registrations, and shall take or cause such Person to take all such actions as are required by the terms of each Warranty. Borrower shall immediately notify Lender of any notice from any Warranty provider of any adverse change to any Warranty.

5.14 Maintenance of Service Contracts; Certifications. At all times, the Borrower shall, or shall cause BAT (or any other Person counterparty to an Aircraft Contract) to, maintain Service Contracts with a projected annual revenue of not less than the Scheduled Principal and Interest Payments for such calendar year. Borrower shall also ensure that the BAT (or any other Person counterparty to a Service Contract) has obtained any and all licenses (including licenses with respect to operating the Aircraft required by the FAA and other governmental requirements), certificates, permits, governmental authorizations, or other rights necessary for the use and operation of the Aircraft.

5.15 Cash Collateral Account. Until the Permanent Loan Closing Date, the Borrower will maintain with the Lender at all times throughout the term of the Bridge Loan the Cash Collateral in the Cash Collateral Account. The Borrower agrees to pay all normal and customary charges of the Lender for maintaining such account. Upon repayment in full of all outstanding amounts owed with respect to the Bridge Loan, the Lender’s Lien on the Cash Collateral and the Cash Collateral Account shall be terminated.

5.16 Post-Closing Requirements. The Borrower will complete or cause the completion of each of the following items to the Lender’s satisfaction on or prior to the date set forth below with regard to each such item:

(a) Within 30 days after the Closing Date, the Borrower shall deliver to the Lender a copy of an issued title insurance policy that is the subject of the title search delivered pursuant to Section 4.01(e)(iii);

(b) Within 5 business days after the Closing Date, the Borrower shall deliver to the Lender the Certificate of Airworthiness for the Aircraft issued by the FAA.

5.17 Further Assurances. Borrower shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, and cooperate with Lender in executing, any and all such further assurances and other Loan Documents, agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary or requested by Lender from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.

ARTICLE VI

NEGATIVE COVENANTS

Until the Obligations have been repaid in full, the Borrower covenants and agrees with the Lender that:

6.01 Liens. The Borrower shall not at any time create, incur, assume or suffer to exist any Lien on any of the Collateral or the Borrower’s assets or property, tangible or intangible (including Equity Interests of the Borrower), now owned or hereafter acquired, or agree to become liable to do so, except: (a) Liens in favor of the Lender; (b) Liens arising from taxes, assessments, charges, levies or claims (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) that are not yet due or that are not yet payable or which are being contested in good faith by appropriate proceedings and for which the Borrower or Guarantor shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Lender in its sole discretion; (c) deposits under worker’s compensation, unemployment insurance and social security laws, or in connection with or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations, surety or appeal bonds or other deposits of like nature used in the ordinary course of business; (d) the Aircraft Contracts; provided that any counterparty thereunder has provided to the Lender any estoppel certificate and/or subordination agreement required pursuant to Section 5.08(iii) hereof; and (e) any unfiled materialmen’s, mechanic’s, workmen’s, and repairmen’s Liens arising in the ordinary course of business in respect of obligations that are not overdue (provided, that if such a Lien shall be perfected, it shall be discharged of record within thirty (30) days by payment, bond or otherwise).

6.02 Indebtedness; Capital Expenditures.

(a) The Borrower will not incur or enter into any agreement to incur any Indebtedness, except: (i) indebtedness under this Agreement, the Note or any other Loan Document or any other document, instrument or agreement between the Borrower and the Lender; (ii) current accounts payable, accrued expenses and other expenses arising out of transactions (other than borrowing) in the ordinary course of business on ordinary and customary trade terms; and (iii) in connection with the endorsement and deposit of checks in the ordinary course of business for collection.

(b) The Borrower will not make capital expenditures in excess of $1,000,000.00, either individually or in the aggregate.

6.03 Distributions. So long as an Event of Default exists or an Event of Default would occur as a result thereof, the Borrower will not declare, make, pay or agree, become or remain liable to make or pay, any dividends or make any distribution (whether in cash, property, securities or otherwise) on account of or in respect of any Equity Interests of the Borrower or on account of the purchase, redemption, retirement or acquisition of any Equity Interests (or warrants, options or rights for any such Equity Interests) of the Borrower.

6.04 Loans, Advances and Investments. The Borrower will not purchase or hold beneficially any Equity Interests, other securities or evidences of indebtedness of, or make or have outstanding any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest (including without limitation by guarantee or becoming contingently liable for the obligations of another Person or owning, purchasing or making a commitment to purchase Equity Interests or indebtedness of another Person or make a capital contribution to another Person) (each an “Investment”) whatsoever in, any other Person, other than Investments

(i) that are Treasury obligations guaranteed by the United States and (ii) issued by a financial institution insured by the FDIC or having capital in excess of $25,000,000.

6.05 Nature of Business; Change of Control; Employees. The Borrower shall not engage in any business or activity other than (a) the ownership of the Aircraft, (b) maintaining its corporate existence, (c) leasing (or entering into other contracts with respect to) the Aircraft pursuant to the terms of the Aircraft Contracts, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section. The Borrower shall not permit any Change of Control to occur. The Borrower will not have any employees.

6.06 Mergers and Acquisitions; Disposition of Assets. The Borrower shall not (a) change its capital structure (other than to the extent not resulting in a Change of Control), (b) dissolve, divide or liquidate or merge or consolidate with any Person, (c) except for the Aircraft Contracts, sell, lease, transfer or otherwise dispose of, or grant any person an option to acquire, or sell and leaseback, all or any portion of its assets, whether now owned or hereafter acquired, except for bona fide sales of inventory in the ordinary course of business and dispositions of property which is obsolete and not used or useful in its business, (d) acquire by purchase, lease or otherwise, all or any substantial portion of the assets (including Equity Interests) of any Person, or (e) sell or dispose of any Equity Interests in any subsidiary.

6.07 Transactions with Affiliates. Neither the Borrower nor any Guarantor will enter into any transaction of any kind with any Affiliate of the Borrower or Guarantor, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or Guarantor as would be obtainable by the Borrower or Guarantor at the time in a comparable arm’s length transaction with a Person other than an Affiliate and following written notice to Lender of the material terms of such transaction.

6.08 Restrictive Agreements. Neither the Borrower nor the Guarantor will enter into or permit to exist any material agreement (other than this Agreement or any other Loan Document) that (a) limits the ability of the Borrower to create, incur, assume or suffer to exist Liens on its property; or (b) requires the grant of a Lien on the Collateral to secure an obligation of the Borrower or Guarantor if a Lien is granted to secure another obligation of the Borrower or Guarantor.

6.09 Accounting Changes; Fiscal Year. The Borrower will not make any change in (a) its accounting policies or reporting practices, except as required by GAAP, or (b) its fiscal year.

6.10 Modification of Organizational Documents. The Borrower shall not amend, modify, supplement or terminate any of its organizational documents in any manner that is materially adverse to the Lender or results in a Change in Control.

6.11 Operation of the Aircraft. The Aircraft will not be operated, used or located outside of the United States of America by Borrower or any other party without the prior written consent of the Lender, and the Borrower shall, whenever requested, advise Lender of the exact location of the Aircraft. In addition, and without limiting the generality of the foregoing, the Borrower shall not operate the Aircraft (a) in or over any jurisdiction (i) where the Aircraft or the Borrower is not covered under the insurance policies required to be maintained under the Security Documents, (ii) unless the Convention on the International Recognition of Rights in Aircraft made at Geneva, Switzerland on June 19, 1948, effective September 17, 1953, together with its enacting rules and regulations, shall have been adopted and in full force and effect in such jurisdiction, (iii) unless any and all financing statements, notices and/or other instruments or documents have been filed in such jurisdiction as required by the Lender and (iv) which exposes the Lender to any penalty, fine, sanction, or any civil or criminal or other liability under any applicable law, rule, treaty or convention or (b) in any manner which is or may be declared illegal and which thereby renders the Aircraft liable to confiscation, seizure, detention or destruction.

6.12 Filings on the FAA and International Registry. No Aircraft Contract or management agreement may be filed or recorded at the FAA or registered at the International Registry or notice filed in any UCC filing office without the express prior written consent of

Lender. Any such filing, recording or registration effected without the express prior written consent of Lender shall be void.

ARTICLE VII

DEFAULTS AND REMEDIES

7.01 Events of Default. The occurrence of one or more of the following events shall constitute an Event of Default hereunder:

(a) The Borrower fails to pay when due (i) any payment of principal or interest due on any Loan or (ii) any other amount of the Obligations owed pursuant to this Agreement, the Note, any of the other Loan Documents or any other document now or in the future evidencing or securing any of the Obligations and with respect to this clause (ii) such nonpayment continues five (5) Business Days beyond the date on which such payment was due; or

(b) Any representation or warranty made by the Borrower or any Guarantor under this Agreement, the Note, any Security Document or any of the other Loan Documents or any material statement made by the Borrower or any Guarantor in any financial statement, certificate, report, exhibit or document furnished by such Person to the Lender pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time made; or

(c) Any Security Document shall for any reason (other than pursuant to the terms thereof) cease to constitute a valid and perfected Lien on the Collateral purported to be covered thereby; or

(d) (i) The Borrower or any Guarantor fails to perform or observe any term, covenant or agreement contained in any of Section 5.01(a), (b) or (c), 5.05, 5.10, 5.15 or Article VI or (ii) the Borrower or any Guarantor shall default in the performance or observance of any covenant, agreement or duty under this Agreement, the Note or any other Loan Document (not constituting an Event of Default under any other provision of this Section 7.01) and such default under this clause (ii) continues for 30 days after the earlier to occur of Borrower’s or Guarantor’s knowledge or written notice from Lender, or if such failure cannot reasonably be cured within such thirty (30) day period, Borrower fails to commence to cure such default within such 30 day period and thereafter diligently pursues such cure to completion; or

(e) A proceeding shall be instituted in respect of any of the Borrower or the Guarantor:

(i) seeking to have an order for relief entered in respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, termination of operations, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its/his/her assets or debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereinafter in effect which shall not have been dismissed or stayed within ninety (90) days after such proceedings were instituted, or an order, order for relief, judgment or decree in respect thereof shall be entered; or

(ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for such Person or for all or any substantial part of its/his/her property which shall not have been dismissed or stayed within forty-five (45) days after such proceedings were instituted; or

(f) Any of the Borrower or the Guarantor shall become insolvent, shall admit in writing its inability or become generally unable to pay its/his/her debts as they become due, shall voluntarily suspend transaction of its business, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in Section 7.01(e)(i) or shall consent to any order for relief, declaration, finding or relief described in Section 7.01(e)(i), shall institute a proceeding described in Section 7.01(e)(ii) or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its/his/her property whether or not any proceeding is instituted, dissolve, wind-up or liquidate itself or any substantial part of its/his/her property, or shall take any action in furtherance of any of the foregoing.

(g) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any Guarantor or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or the Borrower or any Guarantor denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(h) Any of the Borrower or the Guarantor shall (i) default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) for borrowed money (other than indebtedness under the Loan Documents) in excess of $100,000, individually or in the aggregate, beyond any period of grace with respect to the payment or, if any such obligation (or set of related obligations) is or are payable or repayable on demand, fail to pay or repay such obligation or obligations when demanded, or (ii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which any such obligation (or set of related obligations) is or are created, secured or evidenced, if the effect of such default is to cause, or permit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity (including without limitation any required mandatory prepayment or “put” of such obligation to Borrower or Guarantor); or

(i) One or more judgments for the payment of money shall have been entered against any of the Borrower or the Guarantor or any of its properties and shall have remained undischarged or unstayed for a period of thirty (30) days; or

(j) A writ or warrant of attachment, garnishment, execution, distraint, levy or other seizure or similar process shall have been issued against any of the Borrower or the Guarantor or any of its properties and shall have remained undischarged or unstayed for a period of thirty (30) days; or

(k) The indictment of any of the Borrower or the Guarantor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any of the Borrower or the Guarantor pursuant to which statute or proceedings the penalties or remedies sought include forfeiture of any of the property of any of the Borrower or the Guarantor; or

(l) A loss, theft, damage or destruction of any material portion of the Collateral for which there is either no insurance coverage or for which in the Lender’s reasonable opinion the insurance coverage is insufficient; or

(m) Any Aircraft Contract (or a substantially similar alternative agreement including with respect to rental rates or lease payments thereunder, if applicable, that are not less than that provided under such Aircraft Contract) shall fail to be in full force and effect; or

(n) The liquidation, termination, dissolution, merger, consolidation or failure to maintain existence in the state of formation of the Borrower; or

(o) Any Lien or other defect in the title to the Borrower’s ownership of the Aircraft shall be created, arise or otherwise come into existence at any time during which the Loan is outstanding, except as permitted hereby or by any other Loan Document and Borrower fails to have such lien or other default in title removed within thirty (30) days of notice thereof.

7.02 Remedies. If any Event of Default shall occur, Lender may, at its option and without notice to Borrower, withhold further extensions of credit to Borrower. Upon the occurrence of any one or more of the Events of Default, at the Lender’s option, all obligations on the Lender’s part to make the Loan, or to make any further disbursements hereunder shall cease and terminate, and the Loan and all sums then or thereafter due under any and all of the Loan Documents shall thereupon become immediately due and payable. Without limitation of the foregoing, upon the occurrence of an Event of Default described in subsections (e) or (f) of Section 7.01, the Lender’s obligation to make advances under the Loan shall automatically terminate and the Loan and all other Obligations of the Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, and the Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. Upon the occurrence of an Event of Default, Lender may (a) set off the amounts due Lender under the Loan Documents against any and all accounts, credits, money, securities or other property of Borrower now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower and (b) bring suit against Borrower or Guarantor to collect the Obligations and enforce any or all of its rights hereunder or under any other Loan Documents, or at law or in equity.

7.03 Performance and Protective Advances by Lender. During the continuation of an Event of Default, the Lender, at its sole option and in its sole discretion, may perform or cause to be performed the same and in so doing may expend such sums as the Lender may deem necessary or advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or to prevent the imposition of a Lien, expenditures made in defending against any adverse claim and all other expenditures which the Lender may make for the protection of the security under the Loan Documents or the value of any Collateral, or which it may be compelled to make by operation of law, whether or not Lender has exercised any of its remedies under the Loan Documents. All such sums and amounts so expended shall be considered an advance and shall be repayable by the Borrower upon demand, shall constitute additional Obligations hereunder and under the other Loan Documents and shall be secured by the Collateral. The Lender shall promptly notify the Borrower of any amounts so expended. No such performance of any covenant or agreement by the Lender on behalf of the Borrower, and no such advance or expenditure therefor, shall relieve the Borrower of any default under the terms of this Agreement or any other Loan Document. The Lender may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent the Borrower has provided written notice to the Lender that such payment is being contested in good faith by the Borrower in accordance with the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.01 Notices. Unless otherwise provided herein, all notices, requests and other communications provided for hereunder shall be in writing and shall be given at the following addresses:

To the Borrower:	Bridger Air Tanker 2, LLC
250 Fillmore Street, Suite 150
Denver, CO 80206
Attention: James Muchmore
Telephone No.: 720-399-6336

with a copy to:	Brownstein Hyatt Farber Schreck, LLP
410 17th Street, Suite 2200
Denver, CO 80202
Attention: Marc Diamant
Telephone No.: 303-223-1132

To the Lender:	1741 Tiburon Drive
Wilmington, NC 28403
Attention: Loan Servicing/Bridger Air Tanker 2, LLC
Telephone: 910-777-5738

with a copy to:	Wielechowski & Fuller, PC
(which shall not	201 South Tryon Street
constitute notice)	Suite 1475
Charlotte, NC 28202
Attention: Nate Fuller
Telephone: 980-729-6027
Email: nate.fuller@wandfpc.com

Any such notice, request or other communication shall be effective when delivered at the address specified herein. The Borrower or the Lender may change its address for notice purposes by notice to the other parties in the manner provided herein. From and after the Permanent Loan Closing Date, the Borrower agrees that any such notice of change of address shall be delivered promptly to the USDA at the following address: Rural Development, United States Department of Agriculture, 2229 Boot Hill Ct., Bozeman, MT 59715.

8.02 Governing Law. This Agreement and all other Loan Documents shall be governed by and interpreted in accordance with the laws of the State of North Carolina.

8.03 Preservation of Rights. No delay or failure on the part of the Lender or any holder of the Note in the exercise of any right, power or privilege granted under this Agreement, under any other Loan Document, or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against the Lender unless made in writing and signed by the Lender, and then only to the extent expressly specified therein.

8.04 Survival of Representations and Warranties. All representations and warranties contained herein or made by or furnished on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and all other Loan Documents.

8.05 Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8.06 Severability. If any part of any provision contained in this Agreement or in any other Loan Document shall be invalid or unenforceable under applicable law, said part shall be ineffective only to the extent and for the duration of such invalidity, without in any way affecting the remaining parts of said provision or the remaining provisions.

8.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or electronically in “.pdf.” format shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission or electronically in “.pdf” format shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

8.08 Successors and Assigns. This Agreement shall bind and inure to the benefit of the Borrower and the Lender, and their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights or obligations hereunder to any Person without the prior written consent of Lender, to be given or withheld in its sole and absolute discretion. Notwithstanding anything in this Agreement to the contrary, the Lender shall have the right, but shall not be obligated, (i) to assign and/or sell any or all interests under this Agreement and the Obligations to any other Person, including without limitation Lender’s Affiliates, and (ii) to sell any or all participations in this Agreement and all or any part of the Obligations to Lender’s Affiliates, other banks, financial institutions, or investors. Borrower consents to Lender disclosing any and all information about the Obligations and the Borrower to any proposed purchaser, assignee or participant in connection with the provisions of this Section.

8.09 Cumulative Remedies. The rights, powers, and remedies of the Lender provided herein or in any other Loan Document are cumulative and not exclusive of any right, power, or remedy provided by law or equity.

8.10 Indemnity. Borrower shall indemnify, defend and hold Lender, and its respective officers, directors, employees, and agents (each an “Indemnified Party”), harmless from and against all claims, injury, damage, expenses, loss, costs (including attorneys’ fees and costs) and liability of any and every kind (a “Loss”) resulting from, arising out of or in any way relating to

(i) the ownership, operation or maintenance of the Aircraft; (ii) any removal or any other action in compliance with Environmental Laws; (iii) any action or inaction by, or matter which is the responsibility of, Borrower or any Guarantor; and (iv) the breach of any representation or warranty or failure to fulfill Borrower’s or any Guarantor’s obligations under this Agreement or any of the other Loan Documents. Notwithstanding the foregoing, such indemnity shall not apply to any Loss to the extent arising from the gross negligence, fraud or willful misconduct of an Indemnified Party as finally determined by a court of competent jurisdiction. The foregoing indemnification shall survive the payment in full of the Obligations and termination of all of the Loan Documents.

8.11 Amendments; Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, may in any event be effective unless in writing signed by the Lender and the other parties thereto, and then only in the specific instance and for the specific purpose given.

8.12 Set-Off. Upon the occurrence and during the continuation of an Event of Default, the Borrower authorizes the Lender, without notice or demand, to apply any Indebtedness due or to become due to the Borrower from the Lender in satisfaction of any of the Obligations, including, without limitation, the right to set off against any deposits or other funds constituting Collateral and held by the Lender or Lender’s Affiliates.

8.13 Expenses. Borrower agrees to pay or cause to be paid and to save the Lender harmless against liability and reimburse the Lender for the payment of all costs and expenses (including reasonable attorneys’ fees) whatsoever paid or incurred by the Lender in connection with or arising from the Loan and the transactions contemplated by this Agreement and the other Loan Documents at any time, all of which the Lender is authorized to advance from the Loan or deduct from the proceeds of any disbursement of all or any portion of the Loan.

8.14 Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all Obligations held by the Lender, irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and any application made by the Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

8.15 Limitation of Liability. To the fullest extent permitted by law, no claim may be made by Borrower, any Guarantor or any other Person against the Lender or any Affiliate, director, officer, employee, attorney or agent of the Lender for any special, incidental, consequential or punitive damages in respect of any claim arising from or relating to this Agreement or any other Loan Document or any other agreement or instrument contemplated hereby or thereby or the transactions contemplated hereby, the Loan, or the use of the proceeds thereof.

8.16 Usury. It is the intent of the parties hereto not to violate any applicable federal, state or other law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest. The Borrower and the Lender agree that, should any provision of this Agreement or of the Note, or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to repay the Obligations as determined by Lender.

8.17 Jurisdiction and Venue. The Borrower agrees, without power of revocation, that any civil suit or action brought against it as a result of any of its obligations under this Agreement or under any other Loan Document may be brought against it either in the Superior Courts of New Hanover County, North Carolina, or in any of the United States District Courts within the State of North Carolina, and the Borrower hereby irrevocably submits to the jurisdiction of such courts and irrevocably waives, to the fullest extent permitted by law, any objections that it may now or hereafter have to the laying of the venue of such civil suit or action and any claim that such civil suit or action has been brought in an inconvenient forum, and the Borrower agrees that final judgment in any such civil suit or action shall be conclusive and binding upon it and shall be enforceable against it by suit upon such judgment in any court of competent jurisdiction.

8.18 Construction. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agents prepared the same, it being agreed that the Borrower and the Lender and their respective agents have participated in the preparation hereof.

8.19 Entire Agreement. This Agreement and the other Loan Documents, together with any exhibits and schedules attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby. The execution of this Agreement and the other Loan Documents by the Project Parties was not based upon any facts or materials provided by the Lender, nor was the Borrower or any Guarantor induced to execute this Agreement or any other Loan Document by any representation, statement or analysis made by the Lender.

[SIGNATURES ON THE FOLLOWING PAGE]

WITNESS the due execution hereof as a document under seal, as of the date first written above.

BORROWER:

BRIDGER AIR TANKER 2, LLC

By:	/s/ James Muchmore	(SEAL)
Name: James Muchmore
Title: Authorized Signatory

[SIGNATURE PAGE TO LOAN AGREEMENT (BRIDGER AIR TANKER, 2, LLC)]

LENDER:

LIVE OAK BANKING COMPANY

By:	/s/ Deihlia R. Bell
Name:	Deihlia R. Bell
Title:	VP - Closing

[SIGNATURE PAGE TO LOAN AGREEMENT ((BRIDGER AIR TANKER 2, LLC)]

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

TO: LIVE OAK BANKING COMPANY	Date:
FROM: BRIDGER AIR TANKER 2, LLC

The undersigned authorized officer of BRIDGER AIR TANKER 2, LLC (“Borrower”) certifies that under the terms and conditions of the Loan Agreement (the “Agreement”) between Borrower and Live Oak Banking Company (“Bank”):

(1) Borrower is in complete compliance for the period ending _______________ (“Compliance Date”) with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of the Agreement; and (5) no Liens have been levied or claims made against Borrower relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Quarterly financial statements with Compliance Certificate	Quarterly within 60 days	Yes No

Annual financial statement (CPA Audited)	Annually, as soon as practicable	Yes No

Other Matters

Have there been any amendments of or other changes to the capitalization table of Borrower and to the Governing Documents of Borrower. If yes, provide copies of any such amendments or changes with this Compliance Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “NONE.”)

BRIDGER AIR TANKER 2, LLC	BANK USE ONLY

By:	Received by:
Name:	AUTHORIZED SIGNER
Title:	Date:
Verified:
AUTHORIZED SIGNER
Date:
Compliance Status: Yes No

SCHEDULE I TO COMPLIANCE CERTIFICATE

Financial Covenants of Borrower

In the event of a conflict between this Schedule I and the Loan Agreement, terms of the Loan Agreement shall govern.

Dated: ________________

I.	Maximum Debt to Worth Ratio

Required: Not Exceed 5.00:1.00	Actual:

A. Borrower’s total liabilities on Compliance Date	$_________
B. Borrower’s net worth on Compliance Date	$_________
C. Borrower’s Debt to Worth Ratio (Line A divided by Line B)

☐ No, not in compliance	☐ Yes, in compliance

II.	Minimum Debt Service Coverage Ratio as of End of Each Fiscal Year

Required: Not Less Than 1.25:1.00	Actual:

A. EBITDA for Fiscal Year Ending on Compliance Date	$_________
B. Borrower’s interest expense for Fiscal Year Ending on Compliance Date	$_________
C. Scheduled principal payments on the Loan in Fiscal Year Ending on Compliance Date	$_________
D. Borrower’s Debt Service Coverage Ratio (Line A divided by the sum of Line B and Line C)

☐ No, not in compliance	☐ Yes, in compliance

BRIDGER AIR TANKER 2, LLC	BANK USE ONLY

By:	Received by:
Name:	AUTHORIZED SIGNER
Title:	Date:

Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No